                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 14D-9

                     SOLICITATION /RECOMMENDATION STATEMENT
                            UNDER SECTION 14(d)(4) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 4)

                              DAVE & BUSTER'S, INC.

                            (Name of Subject Company)

                              DAVE & BUSTER'S, INC.
                      (Name of Person(s) Filing Statement)

                     COMMON STOCK, $0.01 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                    23833N104
                      (CUSIP Number of Class of Securities)

                                  JOHN S. DAVIS
                       VICE PRESIDENT AND GENERAL COUNSEL
                              DAVE & BUSTER'S, INC.
                                2481 MANANA DRIVE
                               DALLAS, TEXAS 75220
                                 (214) 357-9588
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
           Communications on behalf of the Person(s) Filing Statement)

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer


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         This Amendment No. 4 to Schedule 14D-9 amends and supplements the
Solicitation/Recommendation Statement on Schedule 14D-9 originally filed by Dave & Buster's, Inc. on June 4, 2002, as amended by Amendment No. 1 thereto filed on June 6, 2002, Amendment No. 2 filed on June 14, 2002 and Amendment No. 3 filed on June 27, 2002. Except as otherwise indicated, the information set forth in the original Schedule 14D-9 remains unchanged. Capitalized terms used but not defined herein have the meanings ascribed to them in the Schedule 14D-9.

ITEM 9. EXHIBITS.

Item 9 is hereby amended and supplemented by adding the following thereto:

Exhibit No.

(a)(7)            Press Release issued by Dave & Buster's, Inc. on July 3, 2002.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              DAVE & BUSTER'S, INC.


                       By: /s/ DAVID O. CORRIVEAU
                          -----------------------------
                          David O. Corriveau, President



                                  July 3, 2002


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                                 EXHIBIT INDEX

EXHIBIT
NUMBER          DESCRIPTION
------          -----------
(a)(7)          Press Release issued by Dave & Buster's, Inc. on July 3, 2002.